                                                                    Exhibit 10.2

                  AMENDED AND RESTATED TAX ALLOCATION AGREEMENT

      This Amended and Restated Agreement, dated as of March 27, 2002 and effective for taxable years commencing on or after January 1, 1996, is entered into by and between Citigroup Inc. ("Citigroup"), formerly known as Travelers Group Inc., a Delaware Corporation and Travelers Property Casualty Corp. ("TAP"), formerly knows as The Travelers Insurance Group Inc., a Connecticut Corporation.

      WHEREAS, TAP owns, directly or indirectly, the issued and outstanding shares of the TAP subsidiaries listed on Attachment I, as from time to time may be amended, attached hereto and incorporated herein by reference as if set forth in full (such Attachment I subsidiaries are collectively referred to herein as the "TAP Subsidiaries").

      WHEREAS, Citigroup, TAP and the TAP Subsidiaries (or their respective predecessor corporations) have been, through the date hereof, members of an "affiliated group" ("Citigroup Affiliated Group") of "includible corporations" ("Includible Corporations"), as such terms are defined in section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), which has elected to file a consolidated Federal income tax return pursuant to section 1501 of the Code ("Consolidated Federal Tax Return");

      WHEREAS, Citigroup, TAP and the TAP Subsidiaries, including subsidiaries of subsidiaries, have filed and may be required to file combined returns of certain state and local income or franchise taxes;

      WHEREAS, on the date hereof TAP has completed or will complete an initial public offering of shares of its class A common stock (the "IPO") which has resulted or will result in TAP and its subsidiaries no longer qualifying as Includible Corporations and being ineligible to file a Consolidated Federal Tax Return with Citigroup;

      WHEREAS, Citigroup and TAP have agreed to undertake a series of transactions which are intended to qualify as tax-free distributions under Code section 355 and include the distribution (1) to Citigroup of all of the outstanding shares of class A and B common stock of TAP owned by subsidiaries of Citigroup in two successive internal distributions (the "Internal Distributions") and (2) by Citigroup of an amount of such stock representing Code section 368(c) "control" of TAP to the holders of Citigroup's common stock (the "External Distribution" and, together with the Internal Distributions, the "Distributions"); and

      WHEREAS, Citigroup and TAP wish to provide for the allocation of liabilities, and procedures to be followed, with respect to taxes of the parties hereto and their subsidiaries, if any, under the terms of this Amended and Restated Tax Allocation Agreement ("Agreement").

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1.    Definitions

      (a) "Citigroup Affiliated Group" shall have the meaning ascribed to such term in the prefatory language to this Agreement.

      (b) "Citigroup State Group" means some or all of the members of the Citigroup Affiliated Group (including subsidiaries of subsidiaries) which have been filing or hereafter shall file returns of state or local income or franchise taxes as a group of which Citigroup or a Citigroup affiliate is the common parent. Such common parent shall hereafter be referred to as the "Citigroup State Parent." Citigroup State Group does not include a group consisting solely of two or more TAP Subgroup members.

      (c) "Code" shall have the meaning ascribed to such term in the prefatory language to this Agreement.

      (d) "Compensation Expense Differential" shall have the meaning specified in Paragraph 11 hereof.

      (e) "Consolidated Federal Income Taxes" means the Federal income taxes relating to the Citigroup Affiliated Group for such taxable periods covered by this Agreement.

      (f) "Consolidated Federal Tax Return" shall have the meaning ascribed to such term in the prefatory language to this Agreement and shall include any amendments filed with respect to such returns.

      (g) "Deficit Member" when used for the Federal income tax allocation provisions of this Agreement (paragraphs 2 through 13) means the Member having an ordinary loss, capital loss, special deduction or tax credit arising in either a consolidated return year (past, present or future) or in a prior separate return year, which is utilized to a greater extent in the then current consolidated Federal income tax return than would have been the case, if such Member had filed a separate Federal income tax return for the year.

      (h) "Departing Member" shall have the meaning specified in paragraph 10(a) hereof.

      (i) "Dispose" (and with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

      (j) "Distributions" shall have the meaning ascribed to such term in the prefatory language to this Agreement.

      (k) "Employer" and "Employers" shall have the meaning specified in paragraph 11 hereof.

      (l) "External Distribution" shall have the meaning ascribed to such term in the prefatory language to the Agreement.

      (m) "Final Determination" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision, (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the IRS or the relevant governmental taxing authority and (iii) any other final Disposition complying with the provisions of this Agreement.

      (n) "Group Deficit Member" means "Deficit Member" as defined in Paragraph 1(b) of the Travelers Tax Sharing Agreement.

      (o) "Internal Distributions" shall have the meaning ascribed to such term in the prefatory language to this Agreement.

      (p) "IPO" shall have the meaning ascribed to such term in the prefatory language to this Agreement.

      (q) "IRS" shall mean the United States Internal Revenue Service.

      (r) "Losses" shall mean all Taxes (including any interest, additions to tax, or penalties applicable thereto), losses, liability and expense, including, without limitation, attorneys fees and expenses in connection with any action, suit or proceeding.

      (s) "Marginal Tax Benefit" shall mean the aggregate tax effect measured with and without the Compensation Expense Differential for each of the TAP Subgroup members and reflects the net change in the cumulative tax liability associated with Federal income or state or local income and franchise taxes incurred by such TAP Subgroup member solely as a result of the Compensation Expense Differential.

      (t) "Member," when used for purposes of the Federal income tax allocation provisions of this Agreement (paragraphs 2 through 13) means the TAP Subgroup considered as one member, as such term is defined in Treasury Regulations section 1.1502-1(b), and as if such group comprised an affiliated group which filed a Consolidated Federal Tax Return separately from Citigroup.

      (u) "Plan" shall have the meaning specified in paragraph 11 hereof.

      (v) "Promptly" shall mean not to exceed 30 days.

      (w) "Spin-Off Taxes" shall mean any and all Taxes (including any interest, additions to tax, or penalties applicable thereto) imposed on Citigroup or any Includible Member of the Citigroup Affiliated Group arising in connection with the failure of the Distributions to qualify under section 355(a) and (c) or, if applicable, section 361(c) of the Code, or the application of section 355(e) of the Code to any of the Distributions.

      (x) "State Parent" means Citigroup State Parent.

      (y) "TAP State Subgroup" when used for the state and local tax allocation provisions of this Agreement (paragraphs 14 through 26) TAP, if applicable, and any of its subsidiaries, if applicable, to the extent any are included in a Citigroup Combined State Return.

      (z) "TAP Subgroup" shall mean TAP and its subsidiaries.

      (aa) "Tax" or "Taxes" shall include where applicable, all interest and penalties assessed or assessable against the taxpayer by the relevant taxing authority.

      (bb) "Tax Claim" means a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

      (cc) "Tax Return" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

      (dd) "Travelers Tax Sharing Agreement" means the Travelers Group Inc. Tax Sharing Agreement effective January 1, 1989, as amended.

      2.    Consolidated Federal Income Taxes.

      The provisions of paragraphs 3 through 13 shall apply with respect to all taxable periods during which TAP and the TAP Subgroup are included in the Consolidated Federal Tax Return of Citigroup. Paragraph 11 shall apply for all taxable periods without regard to whether TAP and the TAP Subgroup are included in the Consolidated Federal Tax Return of Citigroup.

      3. Citigroup as Agent. Except as otherwise provided in paragraph 27(a) of this Agreement:

      Citigroup shall be the sole agent for the TAP Subgroup, in all matters relating to liability for Consolidated Federal Income Taxes. TAP and its subsidiaries shall cooperate fully in providing Citigroup with all information and documents necessary or desirable to enable Citigroup to perform its obligations under paragraphs 3 through 13 hereof, including completion of audits by the IRS or other governmental agencies in connection with the Consolidated Federal Tax Return covered by this Agreement and determination of the proper liabilities for such Consolidated Federal Income Taxes.

      4.    Tax Returns.

      (a) Citigroup shall file on behalf of TAP and the TAP Subgroup all Consolidated Federal Tax Returns. TAP shall prepare and forward to Citigroup pro forma income tax returns for TAP and all corporations in the TAP Subgroup in such form and at such times as Citigroup may reasonably request. At Citigroup's request, TAP shall join and shall cause its respective subsidiaries to join (if such corporations are Includible Corporations in the Citigroup Affiliated Group) in the Consolidated Federal Tax Return of Citigroup and, if required, execute its consent to each such filing on any form as may be prescribed therefor.

      (b) The decision of the Citigroup most senior tax officer ("Citigroup Tax Officer") shall, subject to the provisions of this Agreement, be binding in any dispute between Citigroup, TAP and/or the TAP Subgroup, for example, as to what tax position should be taken with respect to any item or transaction in the Consolidated Federal Tax Return of Citigroup; provided, however, in connection therewith, the Citigroup Tax Officer shall act in good faith with regard to TAP and the TAP Subgroup companies included in such return.

      5. Tax Obligations of Citigroup. Except as otherwise provided in paragraph 27 of this Agreement:

      Citigroup agrees to pay the Consolidated Federal Income Taxes arising from filing a Consolidated Federal Tax Return. In the event that TAP or any of its subsidiaries, or successors in interest thereto, directly pays, or causes to pay all or a portion of the Consolidated Federal Income Taxes arising from the filing of such a Consolidated Federal Tax Return, Citigroup shall Promptly reimburse the member to the extent such payment exceeds such member's allocable Consolidated Federal Income Taxes, as determined herein. This obligation shall be continuing and ongoing and each such liability for each such period covered herein shall survive any subsequent transaction, unless such liability shall be extinguished, with specificity, in an agreement subsequent to the effective date hereof.

      6.    Federal Tax Obligations of TAP and the TAP Subgroup.

      (a) TAP shall pay to Citigroup a sum equal to that portion of the Consolidated Federal Income Taxes for each taxable year which, from time to time, may be allocated to the TAP Subgroup pursuant to the allocation method set forth in Treasury Regulations section 1.1552-1(a)(2).

      (b) For purposes of this Agreement, amounts allocated to the TAP Subgroup under Treasury Regulations section 1.1552-1(a)(2) shall be computed on the basis of the Federal income tax of the TAP Subgroup, as if such group filed a separate consolidated return with TAP as the common parent. However, in determining the separate return liability for Federal income taxes for the TAP Subgroup, where the TAP Subgroup's separate return liability would otherwise be determined under section 55 of the Code, and the Consolidated Federal Tax Liability is determined under section 11 of the Code, the TAP Subgroup's liability shall also be determined under section 11 of the Code.

      (c) The liability of the TAP Subgroup under this Agreement for Consolidated Federal Income Taxes allocated to the TAP Subgroup shall be a separate, distinct and absolute liability, not otherwise subject to offset or reduction for any reason. Such liability may be reallocated and assessed consistent with the terms of this Agreement for the period up to and including the date of the first anniversary of the date upon which there was a Final Determination of Consolidated Federal Income Tax liability for the period covered by this Agreement, and such liability shall be continuing and ongoing, and each such liability for each period covered herein shall survive any subsequent transaction, unless such liability shall be extinguished, with specificity, in an agreement subsequent to the effective date hereof.

      7.    Additional Obligations of the TAP Subgroup.

      TAP shall pay to Citigroup a sum equal to 100 percent of the difference ("Difference") between the amount determined under paragraph 6 hereof and, if larger, the separate return tax liability of the TAP Subgroup as provided by Treasury Regulations section 1.1502-33(d)(2)(ii), as if the TAP Subgroup were a single member of the Citigroup Affiliated Group. In determining the Difference for all purposes hereof, where the TAP Subgroup's separate return liability would otherwise be determined under section 55 of the Code and the Consolidated Federal Tax liability is determined under section 11 of the Code, the TAP Subgroup's liability shall also be determined under section 11 of the Code, and any payments made by or on behalf of such member to Citigroup pursuant to paragraph 18 hereof concerning the allocation of state and local taxes shall be treated as payments to the state or local taxing authority.

      8.    Time of Payment of Obligations of TAP.

      The obligations of TAP under paragraphs 6 and 7 hereof shall be determined and paid as follows:

      (a) Within 15 days after the end of the third, fifth, eighth and eleventh month of each Citigroup consolidated taxable year or other applicable Federal due date used by Citigroup, Citigroup shall make a reasonable determination of the separate Federal income tax liability which the TAP Subgroup would be required to pay as estimated tax payments on a separate return basis for such period employing the same method for calculating estimated tax installment payments as that used by Citigroup for such installment. TAP shall pay in immediately available funds on the applicable Federal due date to Citigroup the amount of such liability upon presentation of such estimate.

      (b) After the end of the Citigroup fourth accounting quarter, and on the fifteenth day of the third month thereafter, TAP shall pay to Citigroup the entire amount estimated to be due and payable pursuant to paragraphs 6 and 7 hereof, less all amounts previously paid with respect to such year pursuant to subparagraph 8(a).

      (c) If, upon the filing of the Consolidated Federal Tax Return, it is determined that TAP has paid to Citigroup with respect to the consolidated taxable year an amount greater than that required by paragraphs 6 and 7 hereof, then the full amount of such overpayment shall be Promptly refunded by Citigroup to TAP. If it is determined that TAP owes additional amounts pursuant to paragraphs 6 and 7 hereof, then TAP shall Promptly pay such amounts to Citigroup.

      (d) All payments made and liabilities incurred pursuant to this Agreement shall be calculated using that method of accounting employed by the TAP Subgroup members included in the Citigroup Consolidated Federal Tax Return.

      9.    Changes in Prior Year's Tax Liabilities.

      In the event that the Consolidated Federal Income Taxes or the separate Federal income tax liability of the TAP Subgroup which is used in paragraphs 6 or 7 computations for any year covered by this Agreement is increased or decreased through the mechanism of an amended return or returns, or by reason of the examination of the returns by the IRS, the amount due from TAP for payment of taxes under paragraphs 6 and 7 hereof, and the amounts to be allocated to the Group Deficit Members under the Travelers Tax Sharing Agreement for each year, shall be recomputed by Citigroup to reflect the adjustments to taxable income, tax and tax credits for the taxable year. In accordance with such recomputations and no later than the date Citigroup pays, receives or is otherwise charged or credited funds by the IRS additional sums shall be paid Promptly by TAP to Citigroup, or by Citigroup to TAP, as applicable, regardless of whether a TAP Subgroup subsidiary has become a Departing Member (as defined in paragraph 10 hereof) subsequent to the taxable year of recomputation.

      10.   Departing Members.

      (a) The term "Departing Member," as used in paragraph 11, shall mean the TAP Subgroup at the time when it is no longer includible in the Citigroup Affiliated Group.

      (b) In applying this Agreement to a Departing Member for the final taxable year in which its income, gains, losses, deductions and tax credits are required to be included in a Consolidated Federal Tax Return:

      (i) The amount required to be paid by a Departing Member under the provisions of paragraphs 6 and 7 hereof and

      (ii) The amount that such Departing Member is entitled to receive under the provisions of paragraph 7 of the Travelers Tax Sharing Agreement, shall be determined by taking into account the income, gains, losses, deductions and tax credits of such Departing Member only for the fractional part of such year as the Departing Member was a member of the Citigroup Affiliated Group and included in the Consolidated Federal Tax Return, except that this subparagraph 10(b) shall not be construed to amend, alter, augment or detract from the rights and obligations of such Departing Member, Citigroup, or TAP, as applicable, as shall or may be provided otherwise by contract or agreement executed as part of the cessation of membership in the Citigroup Affiliated Group. Such determination shall be made on the basis of actual results during such part of such year except that allocations may be made with respect to any partial month and that any item occurring in a partial month that does not occur in the ordinary course of business on a regularly recurring basis shall be allocated to the portion of the month in which it actually occurs as otherwise provided if such method conforms with then existing regulations applicable to such computations under the provisions of the Code.

      (c) After the filing of the Consolidated Federal Tax Return for the last taxable year the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carryovers as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations section 1.1502-21.

      (d) To the extent that the Departing Member (or any of its subsidiaries or subgroups) could actually carry back to a Consolidated Federal Tax Return a separate return net operating loss, such Departing Member shall inform Citigroup in writing that such entity or subgroup may carryback such loss. In the case of any such notification, such net operating loss may be carried back to a Consolidated Federal Return, provided that Citigroup consents in writing to the carryback, such consent not to be unreasonably withheld.

      (e) If a Departing Member or any of its subsidiaries receives notice of any examination, claim, settlement, or proposed adjustment in respect of the tax liability relating to periods before it became a Departing Member, the Departing Member shall Promptly notify Citigroup in writing.

      11.   Stock-Based Incentive Compensation.

      Notwithstanding any other provision of this Agreement to the contrary, Citigroup, TAP and the TAP Subsidiaries, as applicable, acknowledge that certain employees employed by TAP and the TAP Subsidiaries, including subsidiaries of subsidiaries, or successors in interest thereof, or a Departing Member, collectively referred to hereafter as "Employers" and each individually referred to as an "Employer," are or may be participants in the Citigroup Capital Accumulation Plan, the Citigroup Employee Incentive Plan, the Citigroup Employee Stock Purchase Plan, the Citigroup Group Stock Option Plan, or predecessor, successor or similar plans or arrangements using the stock of Citigroup ("Plan"), and that some portion of the employee compensation deductible by the Employer arises from the provisions of the Code. To the extent that such Employer recognizes a compensation expense deduction on a Tax Return ("Full Tax Expense") which differs from the compensation expense charged to such Employer's financial accounting income statement ("Book Expense"), such difference hereafter referred to as "Compensation Expense Differential," the Employer shall pay to Citigroup, if the Full Tax Expense exceeds the Book Expense, or Citigroup shall pay to the Employer, in the year that the Full Tax Expense is recognized, if the Book Expense exceeds the Full Tax Expense, an amount equal to the Marginal Tax Benefit realized by the TAP Subgroup member pursuant to paragraph 1(s) herein (see Exhibit II). The parties hereto jointly acknowledge that the liability arising under this paragraph 11 shall be continuing and ongoing for all subsequent taxable periods, including TAP Subgroup Tax Returns filed for post Citigroup Affiliated Group periods, and each such liability for each period covered herein shall survive any subsequent transaction, unless such liability shall be extinguished, with specificity, in an agreement subsequent to the effective date hereof.

      12.   Tax Claims. Except as otherwise provided in paragraph 27 of this
            Agreement:

      Citigroup shall exclusively control and shall have the right to Dispose of any Tax Claims relating to the Consolidated Federal Tax Return of Citigroup; provided, however, in connection therewith, Citigroup is obligated under this Agreement to act in good faith with regard to the TAP Subgroup companies included in such return. TAP and the TAP Subgroup shall cooperate with Citigroup and, to this end, shall include, but not be limited


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to, executing Promptly powers of attorney, protests, petitions, consents to extend statutes of limitations and any other documents as Citigroup shall determine to be necessary or appropriate. Citigroup's cost of handling a TAP Subgroup Tax Claim, including legal and accounting fees, shall be allocated to and paid by the TAP Subgroup. If the tax controversy relates to more than one Member of the Citigroup Affiliated Group, costs and expenses shall be fairly allocated among such members on the basis of time spent for legal, accounting or other services rendered with respect to each Member's controversy or on such other basis as may be determined to be appropriate by Citigroup.

      13.   Determination of Sums Due From and Payable to Citigroup.

      Citigroup shall determine the sums due from and payable to TAP and the TAP Subgroup with respect to Federal income taxes under the foregoing provisions of this Agreement. TAP agrees to provide Promptly to Citigroup such information as shall reasonable be necessary to make such determinations.

      14.   Combined, Consolidated or Unitary State and Local Taxes.

      The provisions of paragraphs 14 through 25 shall apply to state and local taxes for which liability is to be computed on the basis of a combined, consolidated or unitary state or local tax return of the character filed by the Citigroup State Group. The combined, consolidated or unitary state and local taxes provided for in this Agreement are referred to herein respectively as "Citigroup Combined State Return Taxes" and such tax return shall be referred to herein respectively as the "Citigroup Combined State Tax Return" "Combined State Return Taxes" shall mean "Citigroup Combined State Return Taxes".

      15.   State Parent as Agent.

      The State Parent shall be the sole agent for the Citigroup State Group in all matters relating to liability for Combined State Return Taxes for such group. TAP, or any member of the TAP Subgroup, shall not cause the termination of such agency. The TAP State Subgroup shall not have authority to act for or to represent itself in any such matter. TAP and its subsidiaries shall cooperate fully in providing the State Parent, as appropriate, with all information and documents necessary or desirable to enable State Parent to perform its obligations under paragraphs 15 through 25, including completion of state and local governmental tax audits in connection with such Combined State Tax Returns and determination of the proper liability for such Combined State Return Taxes of the entities included in returns thereof.

      16.   Tax Returns.

      (a) The State Parent shall include the TAP State Subgroup where it is obligated to file Combined State Tax Returns including such Subgroup. The TAP State Subgroup, however, shall Promptly prepare and forward to the State Parent pro forma state and local income or franchise tax returns with related allocation and apportionment factor data for it in such form and at such times as the State Parent may reasonably request. In addition, TAP shall prepare and forward, or cause to be prepared and forwarded, to the State Parent at least five days prior to the last permissible date for payments set forth in paragraph 18 hereof sufficient information for the State Parent to prepare the calculations referred to in such paragraph.

      (b) At the State Parent's request, the TAP State Subgroup shall join in filing any Combined State Tax Return to be filed in any applicable jurisdictions and, if required, shall execute Promptly its consent to each such filing on any form as may be prescribed therefor. The decision of the Citigroup Tax Officer, shall, subject to the provisions of this Agreement, be binding in any dispute between the State Parent and the TAP State Subgroup, for example, as to what tax position should be taken with respect to any item or transaction of the TAP State Subgroup includible in any Combined State Tax Return; provided, however, in connection therewith, such Citigroup Tax Officer is obligated under this Agreement to act in good faith with regard to TAP Subgroup companies included in such return.

      17.   State Tax Obligation of State Parent.

      Citigroup, through the State Parent, agrees to pay the Combined State Return Taxes arising from filing any Combined State Tax Return. In the event that TAP or any of its subsidiaries, or successor in interest thereto, directly pays or causes to pay all or a portion of the Combined State Return, the State Parent shall Promptly indemnify TAP to the extent such payment exceeds TAP State Subgroup's allocable share of the Combined State Tax Return Liability, as determined herein. This obligation shall be continuing and ongoing and each such liability shall survive any subsequent transaction, unless such liability shall be extinguished, with specificity, in an agreement subsequent to the effective date hereof.

      18. Computation of the TAP State Subgroup's Share of Combined State Return Taxes Combined State Tax Return Liability.

      (a) TAP will pay to Citigroup an amount equal to the tax liability of the respective TAP State Subgroup for each taxable period and for each state in which such TAP State Subgroup joined in the filing of a Combined State Tax Return, determined as if the TAP State Subgroup had filed a separate combined state or local tax return for such subgroup, except to the extent that such amount is not consistent with the specific methodology described below. In determining the separate combined tax liability of the TAP State Subgroup, the amount of such liability shall be computed without taking into account any carryback or carryover of tax attributes for which reimbursement is provided under paragraph 20. The TAP State Subgroup for purposes of determining its separate combined return liability shall be entitled to the benefit of any and all elections affecting the computation of such separate combined return liability. The TAP State Subgroup shall not be restricted by any elections included in any Combined State Tax Return; provided, however, if the TAP State Subgroup election creates an allocation of less than the combined return liability, the shortfall will be allocated pro rata to the members of the combined return.

      (b) The TAP State Subgroup's share of its liability for the Combined State Return Taxes allocated to the TAP State Subgroup for each taxable year shall be a separate, distinct and absolute liability of TAP, not otherwise subject to offset or reduction, for any reason, without the express, written consent of the Citigroup Tax Officer. Such liability may be reallocated and assessed to TAP consistent with the terms of this Agreement, for the period up to and including the date of the first anniversary of the date upon which there was a Final Determination of Combined State Tax Return liability for the period covered by this Agreement, and such liability shall be continuing and ongoing, and each such liability for each period covered herein shall survive any subsequent transaction, unless such liability shall be extinguished, with specificity, in an agreement subsequent to the effective date hereof.

      (c) The specific methodology for computing the TAP State Subgroup's share of its liability for the Combined State Return Taxes shall conform to one of the methods presented in Exhibit I, except to the extent that such liability is not otherwise determined under a separate state tax allocation agreement. The methods presented in Exhibit I depict hypothetical situations only and shall not be interpreted or construed as providing either rights or obligations inconsistent with the express terms of this Agreement. The decision of the Citigroup Tax Officer shall, subject to the provisions of this agreement, be binding as to which method shall be employed in the equitable allocation of a Combined State Return Tax liability, and the method employed need not be consistent with the one employed in allocating a Combined State Tax Return liability in prior or subsequent tax years.

      19.   Time for Payments.

      The obligations of the TAP State Subgroup under paragraph 18 herein shall be determined and paid as follows:

      (a) Promptly after the end of the third, fifth, eighth and eleventh month of each combined or consolidated state or local taxable year or other applicable state due date used by the State Parent, the State Parent shall make a reasonable determination of the TAP State Subgroup's separate combined state or local tax liability which the TAP State Subgroup would be required to pay as estimated tax payments on a separate combined return basis for such period employing the same method for calculating estimated tax installment payments as that used by the State Parent pursuant to the provisions of paragraph 18, for each state or locality based upon its operating results for such period. TAP shall Promptly pay to Citigroup the amount of such liability upon presentation of such estimate.

      (b) Before the unextended due date of the Combined State Tax Return, TAP shall Promptly pay to Citigroup the entire amount estimated to be due and payable from the TAP State Subgroup pursuant to paragraph 18 hereof, less all amounts previously paid with respect to such TAP State Subgroup for such year pursuant to subparagraph 19(a).

      (c) If upon the filing of the Combined State Tax Return, it is determined that TAP has paid to Citigroup an amount greater than that required to be paid by TAP pursuant to paragraph 18 hereof, then the full amount of such overpayment shall be


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
Promptly paid and refunded by Citigroup to TAP. If it is determined that TAP owes additional amounts pursuant to paragraph 22 hereof, then TAP shall Promptly pay such amounts to Citigroup.

      20.   Reimbursement for the use of TAP State Subgroup State Tax
            Attributes.

      TAP shall be entitled to reimbursement from Citigroup for any tax attribute (including, but not limited to, net operating loss, net capital loss, net section 1231 loss or investment tax credit) which was not used by the TAP State Subgroup in computing its separate combined return liability pursuant to paragraph 17, only if such attribute results in a current tax benefit in any Combined State Tax Return. In the case of an attribute other than a tax credit, the amount of such reimbursement shall be as determined by Exhibit I. In the case of a tax credit, the amount of such reimbursement shall be equal to the amount of the credit. Amounts so determined pursuant to this paragraph 20 shall be Promptly paid by Citigroup to TAP. This paragraph 20 shall not be construed in such a manner that TAP or the TAP State Subgroup shall be entitled to a double benefit with respect to such tax attribute.

      21. Adjustments when a Member of the TAP State Subgroup ceases to be included in a Combined State Tax Return.

      In the event that a Member of the TAP State Subgroup ceases to be included in a Combined State Tax Return (a "Departing TAP State Subgroup Member"), the following adjustments shall be made:

      (a) The amounts required to be paid by TAP under paragraphs 18 and 19(c) and the amount TAP is entitled to receive under paragraph 20 for the last taxable year in which such Departing TAP State Subgroup Member is included in the Combined State Tax Return shall be determined by Citigroup by taking into account the income, deductions and tax credits of such Departing TAP State Subgroup Member only for the fractional part of such year as the Departing TAP State Subgroup Member was included in the Combined State Tax Return. Such determination shall be made on the basis of actual results during such part of such year except that allocations may be made with respect to any partial month and that any item occurring in a partial month that does not occur in the ordinary course of business on a regularly recurring basis shall be allocated to the portion of the month in which it actually occurs.

      (b) After the filing of the Combined State Tax Return for the last taxable year that the Departing TAP State Subgroup Member was included therein, the Departing TAP State Subgroup Member will be informed of the amount of combined or consolidated carryovers as of the end of the taxable year or period which is attributable to the Departing TAP State Subgroup Member.

      22.   Change in Prior Year's Tax Liability.

      In the event that the Combined State Return Taxes or the separate state or local tax liability referred to in paragraph 18 hereof for any year covered by this Agreement is or would be increased or decreased by reason of filing an amended return or returns, or by reason of examination of the returns by either the IRS or the state or local taxing authority, the amounts due from the State Parent for payment of taxes under paragraph 18 hereof, or the amount to be paid by Citigroup as reimbursement for the use of the TAP State Subgroup's tax attributes pursuant to paragraph 20, shall be recomputed by the State Parent, on behalf of the State Parent, to reflect the adjustments to taxable income and tax credits for the taxable year. In accordance with such recomputations, additional sums shall be paid by TAP to Citigroup or paid by Citigroup to TAP, regardless of whether the TAP State Subgroup has ceased to be included in the Combined State Tax Return subsequent to the taxable year of recomputation.

      23.   Refunds from Separate Return Year.

      Subject to paragraph 21 hereof, and if allowable under applicable state law, the TAP State Subgroup shall be entitled to receive any and all state or local tax refunds, including interest, received from the carryback of losses, deductions or tax credits of such TAP State Subgroup to a separate return year of such TAP State Subgroup.

      24.   Tax Claims.

      The State Parent shall exclusively control and Dispose of any Tax Claims relating to a Combined State Tax Return for any taxable year during which this Agreement is in effect. TAP shall cooperate with the State Parent and such cooperation shall include, but not be limited to, executing Promptly protests, petitions, or any other documents as the State Parent shall determine to be necessary or appropriate. The State Parent's cost of handling a TAP Tax Claim, including legal and accounting fees, shall be allocated to and paid by TAP. If the Tax Claim does not relate solely to the TAP State Subgroup, such cost and expense shall be fairly allocated among TAP State Subgroup Members on the Combined State Tax Return on the basis of legal, accounting or other time spent with respect to each such member's controversy or on such other basis as may be determined to be appropriate by the State Parent.

      25.   Determination of Sums due from and payable to TAP.

      The State Parent shall determine the sum due from and payable to TAP with respect to state and local taxes under the foregoing provisions of this Agreement. TAP agrees to provide the State Parent with such information as shall reasonably be necessary to make such determinations.

      26.   Settlement of Tax Controversy.

      The State Parent shall notify TAP Promptly of an item of Tax Claim for any taxable period for which any TAP Subgroup Member was a Member of the Consolidated Federal Tax Return or the Combined State Tax Return. The failure of the State Parent to notify TAP does not abrogate any liability otherwise arising under this Agreement, if TAP reasonably believes that the State Parent is proposing to Dispose of any item of tax controversy and such Disposition creates an obligation by TAP to make a payment pursuant to this Agreement and TAP objects to such settlement, the State Parent, at its sole option, shall grant TAP, at TAP's sole cost and expense, the right to undertake the defense of, and to Dispose of (exercising reasonable business judgment) the item of tax controversy on behalf of, and for the account of, the State Parent. If TAP shall fail, within a reasonable time after receipt of notice of such right under this paragraph, to defend such Tax Claim, the State Parent shall have the right, but not the obligation, to undertake the defense of and to Dispose of (exercising reasonable business judgment) such item

      27.   Certain Tax Matters Relating to the Distributions.

      (a) Notwithstanding anything in this Agreement to the contrary:

      (i) Citigroup shall exclusively control and shall have the right to Dispose of all Tax Claims relating to a Consolidated Federal Tax Return or a Citigroup Combined State Tax Return for which it would bear the financial responsibility of any Tax pursuant to this Agreement (giving effect to any indemnification obligations hereunder).

      (ii) Subject to paragraphs 27(a)(v) and (vi) hereof, TAP shall exclusively control and have the right to Dispose of all Tax Claims for which it would bear 100 percent of the financial responsibility of any Tax assessed pursuant to this Agreement (giving effect to any indemnification obligations hereunder).

      (iii) If all or any part of a Tax Claim would require Citigroup and TAP both to have financial responsibility for any Tax assessed, then Citigroup shall exclusively control and have the right to Dispose of such Tax Claim, but Citigroup must act in good faith with regard to the TAP Subgroup. Subject to paragraphs 27(a)(v) and (vi) hereof, Citigroup will not Dispose of any such Tax Claim without TAP's prior written consent, which consent shall not be unreasonably withheld or delayed. Further, with respect to Tax Claims governed by this paragraph 27(a)(iii), if one party wishes to Dispose of all or part of such Tax Claim and the other party does not, (A) the party desiring to Dispose can make a payment to the other party, in an amount equal to the amount the governmental authority is willing to accept in settlement of the Tax Claim(s), in full satisfaction of its obligations with respect to such Tax Claim(s) and
(B) the party receiving such payment will become solely responsible for any Tax assessed with respect to such Tax Claim(s).

      (iv) Citigroup and TAP shall jointly control any Tax Claims regarding Spin-Off Taxes for which TAP bears the financial responsibility pursuant to this Agreement.

      (v) Notwithstanding the foregoing, Citigroup shall have the right to Dispose of all or any part of any Tax Claim (including Tax Claims for which TAP would bear 100 percent of the financial responsibility) without TAP's consent, provided, that if TAP's indemnification obligations pursuant to this Agreement with respect to such Tax Claim that is the subject of such Disposition is (A) less than $10 million in the aggregate for the examination cycle to which the Disposition relates, TAP will remain liable for such Taxes and (B) at least $10 million in the aggregate for the examination cycle to which the Disposition relates, TAP shall have no further indemnification obligation with respect to the Tax Claim(s) that are the subject of such Disposition.

      (vi) If the parties hereto disagree as to any matter arising under paragraph 27 of this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within fifteen business days thereafter, such dispute shall be resolved by an internationally recognized accounting firm or law firm acceptable to both Citigroup and TAP. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by Citigroup and TAP in accordance with the final allocation of the Tax liability in dispute in relation to the original amount claimed to be due by Citigroup and TAP. Following the decision of such firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayments or overpayments, with interest calculated on such underpayments or overpayment at the applicable rate from the date such payment was due.

      (b) Cooperation on Tax Matters. Citigroup and TAP shall cooperate by furnishing or causing to be furnished to each other, upon request, as Promptly as practicable, such assistance and information (including access to books and records relating to Citigroup and its subsidiaries and TAP and its subsidiaries, as the case may be) as is reasonably necessary to obtain a private letter ruling or supplemental ruling from the IRS regarding the tax-free status of the Distributions, for the preparation and filing of any Tax Return, for the preparation for, and conduct of, any audit and for the prosecution or defense of any claim, suit or proceeding relating to Taxes of Citigroup and its subsidiaries and TAP and its subsidiaries. Such assistance shall include making employees and representatives available upon the reasonable request of the requesting party during normal business hours and in a manner that does not interfere unreasonably with the conduct of the business of the other party. Citigroup and TAP shall retain or cause to be retained all pertinent books and records until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired and to abide or cause the abidance with all record retention agreements entered into with any governmental authority. Each of Citigroup and TAP shall give reasonable notice to the other party prior to transferring, discarding or destroying any such books and records relating to Tax matters. Citigroup and TAP each shall execute and deliver such powers of attorney and other documents that are reasonably requested to carry out the intent of this Agreement.

      (c) TAP Representations, Warranties and Covenants with respect to the Distributions. TAP affirms that the description of facts, representations, covenants and assumptions, as they relate to TAP and the TAP Subgroup, that are included in the ruling request initially submitted to the IRS with respect to the Distributions and in any supplemental submissions thereto (the "Ruling Request"), are and will be true, correct and complete as submitted and will continue to be on the date of and after the Distributions.

      (d) Indemnity for Spin-Off Taxes and Certain Restructuring Taxes.

      (i) TAP will be 100 percent liable for all Losses arising from Spin-Off Taxes attributable to any act, failure to act or omission by TAP or any member of the TAP Subgroup, or the failure of any representation made in the Ruling Request with respect to TAP, the TAP Subsidiaries or The Travelers Insurance Company ("TIC") to be true. The indemnity for Losses arising from Spin-Off Taxes addressed in this paragraph 27(d)(i) shall be fully "grossed up" for any Losses resulting from the receipt of any such indemnity payments. (ii) Citigroup will be responsible for any Losses arising from (A) the failure of the distribution by TAP of 100 percent of the stock of TIC prior to the IPO to be tax-free under section 355 of the Code, except to the extent that such Losses are attributable to any act, failure to act or omission by TAP or any member of the TAP Subgroup, or the failure of any representation made in the Ruling Request with respect to TAP, the TAP Subsidiaries or TIC to be true or (B) Spin-Off Taxes other than Spin-Off Taxes that are the responsibility of TAP under paragraph 27(d)(i) hereof.

      (iii) Citigroup will be responsible for any Taxes which result from the
(A) recapitalization of Citigroup common stock held by TAP into Citigroup series YYY preferred shares and (B) recognition of deferred intercompany gain with respect to Citigroup shares held by TAP that is triggered by the contribution of such shares to TIC by TAP before the External Distribution or the IPO. Citigroup's liability for such Taxes shall be limited to $50 million.

      (iv) For purposes of subparagraphs (d)(i) and (ii) of this paragraph 27, references to representations made in the Ruling Request with respect to TIC shall be to the best knowledge of the management of TAP.

      (e) To the extent that payments made by Citigroup to TAP pursuant to the terms of the Indemnification Agreement between Citigroup and TAP (relating to asbestos indemnities), dated as of March 27, 2002, are deductible by Citigroup and taxable income to TAP, Citigroup shall pay TAP an amount equal to the Tax on the amount that is both deductible by Citigroup and taxable income to TAP. The indemnity for Taxes addressed in this paragraph 27(e) shall be fully "grossed up" for any Taxes resulting from the receipt of any such indemnity payments.

      (f) TAP shall indemnify Citigroup for any Taxes arising from the disposition of Travelers Asset Funding Corp. to TAP prior to the IPO but only to the extent that such Taxes exceed $1 million.

      (g) Any indemnity payments that are made between the parties pursuant to this paragraph 27 will be treated as if they were made immediately prior to the IPO or in such other manner as may be required by the private letter ruling issued by the IRS with respect to the Distributions.

      (h) Notwithstanding anything in this Agreement to the contrary, no party to this Agreement or any of its subsidiaries shall be liable for any consequential damages, damages for lost profits or other similar types of damages.

      (i) To the extent that retirement and other benefit payments made by TIC to certain employees or former employees of TIC, TAP or their respective subsidiaries pursuant to the Contribution and Assumption Agreement between TIC and TAP, dated as of March 18, 2002, are not deductible by TIC, TAP shall indemnify TIC in an amount equal to the Tax on the amount that is not deductible by TIC. The indemnity for Taxes addressed in this paragraph 27(i) shall be fully "grossed up" for any Taxes resulting from the receipt of any such indemnity payments.

      (j) To the extent that PFS recognizes net taxable income solely from the transactions relating to TAP's assignment of the Connecticut River Plaza lease to PFS ("CRP Income"), TAP shall pay Citigroup, within 30 days after the end of each taxable year, an amount equal to (1) the 90-day LIBOR rate in effect as of the end of such taxable year, as published in the Wall Street Journal, multiplied by (2) the amount of federal income tax paid or payable by PFS with respect to the CRP Income less the cumulative amount of such tax recovered through amortization of the CRP Income (on a straight line basis for the remaining term of the Connecticut River Plaza lease). In the event that interest is assessed to Citigroup based upon an IRS audit adjustment, such assessment (net of any offsetting benefits arising from the same transaction) will be Promptly paid by TAP to Citigroup.

      28.   Other Taxes.

      (a) TAP assumes responsibility and liability for all TAP Subsidiaries' Taxes not covered by this Agreement, including without limitation, state, local (filed either as separate returns or in combination with other TAP affiliates) and foreign income taxes and excise taxes, property taxes, premium taxes, payroll taxes and employee withholding taxes relating to the business of any one or more subsidiaries of TAP.

      (b) Unless otherwise provided in an Applicable Restructuring Document (as such term is defined in the Intercompany Agreement, dated as of March 26, 2002, by and between TAP and Citigroup (the "Intercompany Agreement")), TAP assumes responsibility and liability for and shall indemnify Citigroup against all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees imposed upon any party incurred in connection with the Reorganization (as such term is defined in the Intercompany Agreement).

      29.   Execution of Documents.

      Citigroup and TAP, acting through their duly authorized officers, shall execute or cause to be executed Promptly any and all joinders and consents, authorizations and other documents required to effectuate this Agreement, as of such date provided therein.

      30.   Amendment.

      This Agreement may be amended from time to time by agreement in writing executed by all of the parties hereto or all of the parties then bound hereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto. No representation, promise, inducement or statement of intention has been made by the parties hereto which is not embodied in this Agreement or the written statements, or other documents delivered pursuant hereto, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

      31.   Miscellaneous.

      (a) Captions. The paragraph captions are inserted in the Agreement merely for convenience and are not to be construed as a part of this Agreement, or in any way limiting and affecting the language of any paragraph of this Agreement.

      (b) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

      (c) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, as well as any additional parties hereto, their successors and assigns, as well as any additional parties hereto, their successors and assigns. To the extent that this Agreement imposes obligations upon any Member of the Citigroup Affiliated Group (other than the TAP Subgroup or TAP State Subgroup), Citigroup will perform or cause such Member to perform such obligations, and this Agreement is enforceable only against Citigroup.

      (d) Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, and this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

      (e) No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

      (f) Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

      (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

      (h) Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

      (i) Statutory References. References to the Code shall mean the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law which shall have been a predecessor or shall be a successor thereto. A reference to any section of the Code means such section as is in effect from time to time and any comparable provision of any predecessor or successor law.

      (j) Notice.

      Any notice, request or other communication required or permitted in this agreement shall be in writing and shall be sufficiently given, if personally delivered or is sent by registered or certified mail, postage prepaid, addressed as follows:

To Citigroup:     Citigroup, Inc.
                  399 Park Avenue
                  New York, New York  10043
                  Attn:  Irwin Ettinger
                         Chief Tax Officer

To TAP:           Travelers Property Casualty Corp.
                  One Tower Square
                  Hartford, Connecticut   06183
                  Attention: George A. Ryan
                             Vice President, Taxes

      32.   Governing Law.

      This Agreement shall be governed by the law of the State of New York.

      33.   Travelers Tax Sharing Agreement.

      The Travelers Tax Sharing Agreement shall survive this Agreement and shall remain in full force; provided, however, that if any provision in the Travelers Tax Sharing Agreement is inconsistent with a provision in this Agreement, the provision of this Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written or have executed Attachment I, as amended from time to time, effective as of the date noted therein.

      CITIGROUP INC.
      By:     /s/ Irwin Ettinger
         --------------------------------------
         Irwin Ettinger, Chief Tax Officer

      TRAVELERS PROPERTY CASUALTY CORP.

      By:     /s/ George A. Ryan
         --------------------------------------
         George A. Ryan, Vice President, Tax

                                                                    EXHIBIT 10.3



                           INDEMNIFICATION AGREEMENT


                                 by and between


                                 CITIGROUP INC.


                                       and

                        TRAVELERS PROPERTY CASUALTY CORP.




                                   Dated as of

                                 March 25, 2002

                                TABLE OF CONTENTS

                                                                             Page
ARTICLE I DEFINITIONS .....................................................    3

      Section 1.1 Definitions .............................................    3

ARTICLE II CITIGROUP INDEMNIFICATION ......................................    9

      Section 2.1 Citigroup's Indemnification .............................    9

ARTICLE III ASBESTOS-RELATED INCURRALS; NET INCURRALS .....................   11

      Section 3.1 Establishment of Asbestos-Related Incurrals .............   11
      Section 3.2 Exclusions from Asbestos-Related Incurrals ..............   11
      Section 3.3 Calculation of Net Incurrals ............................   12

ARTICLE IV REPORTS ........................................................   12

      Section 4.1 Quarterly Reports .......................................   12
      Section 4.2 Additions to Quarterly Reports ..........................   12
      Section 4.3 Certification of Quarterly Reports ......................   12
      Section 4.4 Consultations Regarding Quarterly Reports ...............   13
      Section 4.5 Confidentiality of Reports ..............................   13

ARTICLE V REMITTANCES .....................................................   14

      Section 5.1 Payments ................................................   14
      Section 5.2 Interest Payments .......................................   14
      Section 5.3 Reimbursable Net Incurrals ..............................   15
      Section 5.4 Disputes ................................................   15

ARTICLE VI ENFORCEMENT OF RIGHTS ..........................................   17

      Section 6.1 Enforcement of Rights ...................................   17

ARTICLE VII COMMENCEMENT AND TERMINATION ..................................   18

      Section 7.1 Commencement and Termination ............................   18

ARTICLE VIII CONFIDENTIALITY ..............................................   19

      Section 8.1 Confidentiality .........................................   19

ARTICLE IX ARBITRATION ....................................................   20

      Section 9.1 Arbitration .............................................   20

ARTICLE X THIRD PARTY BENEFICIARIES; ASSIGNMENTS AND SURVIVAL .............   22

      Section 10.1 Third Party Beneficiaries ..............................   22
      Section 10.2 Assignments and Delegations ............................   23
      Section 10.3 Survival ...............................................   23

ARTICLE XI MISCELLANEOUS ..................................................   23

      Section 11.1 Governing Law ..........................................   23
      Section 11.2 Notices ................................................   23
      Section 11.3 Entire Agreement; Amendments ...........................   25
      Section 11.4 Counterparts ...........................................   25
      Section 11.5 Currency ...............................................   25
      Section 11.6 Headings ...............................................   25
      Section 11.7 No Waiver ..............................................   25

            This INDEMNIFICATION AGREEMENT (this "Indemnification Agreement") is made and entered into as of March 25, 2002, by and between Citigroup Inc., a Delaware corporation ("Citigroup"), and Travelers Property Casualty Corp. (formerly known as The Travelers Insurance Group Inc.), a Connecticut corporation ("Travelers"). This Indemnification Agreement shall only be effective upon the closing of the initial public offering of shares of common stock of Travelers (the "Offering"). This Indemnification Agreement is being executed contemporaneously with the closing of this Offering and shall be null and void should such closing not occur.

            WHEREAS, Travelers conducts property and casualty insurance operations and insurance-related activities through certain insurer subsidiaries as of the Effective Date and former insurer subsidiaries as of the Effective Date (the "Insurer Subsidiaries") and other Affiliates (as defined herein) as of the Effective Date; and

            WHEREAS, in connection with the Offering, Citigroup has agreed to indemnify Travelers for certain specified losses, liabilities and expenses that may be incurred by Travelers directly or through its Insurer Subsidiaries and Affiliates arising out of or relating to the Asbestos-Related Liabilities (as defined herein) to the extent and upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. As used herein, the following terms shall have the following respective meanings:

            "AAA" shall have the meaning set forth in Section 9.1 hereof.

            "Affiliate" of any Person shall mean another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through ownership of voting securities, by contract, as trustee or executor or otherwise.

            "Annual Retention Amount" shall mean the sum of Net Incurrals to be borne by Travelers under this Indemnification Agreement in any calendar year on a pre-tax basis equal to one hundred fifty million dollars ($150,000,000).

            "Applicable Law" shall mean any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective businesses, properties or assets.

            "Appointed Actuary" shall mean the actuary duly appointed by the Travelers' board of directors to provide statements of actuarial opinion to state insurance regulatory authorities.

            "Asbestos-Related Incurrals" shall have the meaning set forth in
Section 3.1 hereof.

            "Asbestos-Related Liabilities" shall mean all liabilities, costs, expenses, fees, (including, without limitation, legal, expert, witness or otherwise), loss, damages (including, without limitation, punitive, extracontractual, exemplary, special or otherwise), judgments, equitable relief, obligations, settlements, estimates (including, without limitation, estimates associated with IBNR, case estimates for claim and expense, and any other estimates) or any other amounts incurred by Travelers, its Affiliates or the Insurer Subsidiaries (hereinafter referred to collectively, for purposes of this definition of Asbestos-Related Liabilities only, as "Liabilities") to the extent caused by, arising out of or relating to asbestos, provided, however that Asbestos Related Liabilities shall not include (i) Liabilities arising from the presence of asbestos in real property owned and/or occupied by Travelers, its Affiliates or the Insurer Subsidiaries; (ii) Liabilities or estimated Liabilities under or arising out of a Subject Contract issued or renewed on or after the Effective Date; (iii) any Liabilities acquired by Travelers, its Affiliates or the Insurer Subsidiaries by virtue of acquisitions, mergers, consolidations, or other transactions (whether effected by portfolio transfer, reinsurance or otherwise) which are consummated on or after the Effective Date (excluding acquisitions of business otherwise covered under this Indemnification Agreement from Persons that are Affiliates prior to the Effective Date); (iv) any Liabilities to the extent increased by amendments or other modifications to the intercompany reinsurance pooling agreements among the Insurer Subsidiaries on or after the Effective Date, which amendment or modification functions, directly or indirectly, in any manner, to materially and adversely affect Citigroup's obligations hereunder, or (v) the salaries and expenses of employees as well as office and other overhead expenses of any nature of Travelers, its Affiliates or the Insurer Subsidiaries, regardless of whether such costs and expenses are attributable to asbestos.

            "Ceded Reinsurance" shall mean all reinsurance pursuant to contracts, binders, certificates, policies, treaties or other evidence of reinsurance pertaining to Asbestos-Related Liabilities and ceded by the Insurer Subsidiaries to reinsurers.

            "Collectible Reinsurance" shall mean reinsurance recoverables which are estimated to be payable under the terms of Ceded Reinsurance contracts, binders, certificates, policies, treaties or other written evidence of Ceded Reinsurance with any third party reinsurer which are reflected on the statutory financial statements of the Insurer Subsidiaries, net of any estimated allowances for uncollectible reinsurance, which shall be appropriately adjusted to take into account reserves established for purposes of uncollectible reinsurance relating to the Asbestos-Related Liabilities.

            "Confidential Material" shall have the meaning set forth in Section
8.1 hereof.

            "Cumulative Tax Benefit Adjustment Amount" shall mean the sum of the Tax Benefit Adjustment Amounts with respect to each calendar quarter commencing with the first quarter of 2002.

            "Dispute" shall have the meaning set forth in Section 9.1 hereof.

            "Dispute Notice" shall have the meaning set forth in Section 5.4 hereof.

            "Disputed Asbestos-Related Liabilities" shall have the meaning set forth in Section 5.4 hereof.

            "Effective Date" shall mean the date of consummation of the initial public offering of shares of common stock of Travelers Property Casualty Corp. pursuant to the Registration Statement on Form S-1 (No. 333-82388).

            "First Quarter Carryforward" shall have the meaning set forth in
Section 2.1(b).

            "IBNR" shall mean incurred but not reported.

            "Maximum Payment Amount" shall have the meaning set forth in Section 2.1(c) hereof.

            "Net Incurrals" shall have the meaning set forth in Section 3.3 hereof.

            "Overdue Rate" shall mean the "prime rate" as announced from time to time by Citibank N.A., or its successor in interest.

            "Person" shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization of any kind or description whatsoever, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

            "Quarterly Report" shall have the meaning set forth in Section 4.1 hereof.

            "Reimbursable Net Incurrals" shall have the meaning set forth in
Section 5.3 hereof.

            "Reserves" shall mean the aggregate (i) loss (including IBNR losses) and expense reserves of Travelers, its Affiliates or the Insurer Subsidiaries for Asbestos-Related Liabilities; (ii) reserves established to reflect Ceded Reinsurance for Asbestos-Related Liabilities; and (iii) reserves established for purposes of uncollectible reinsurance related to Asbestos-Related Liabilities.

            "Reserving Methodologies" shall mean the methodologies, procedures, judgments and assumptions used by Travelers, its Affiliates and the Insurer Subsidiaries consistent with prior reserving policies or as required by Applicable Law, to calculate and establish Reserves with respect to the Asbestos-Related Liabilities.

            "Rules" shall have the meaning set forth in Section 9.1 hereof.

            "Second Quarter Carryforward" shall have the meaning set forth in
Section 2.1(b).

            "Subject Contracts" shall mean binders, certificates, contracts, policies, and coverage in place agreements and other written evidences of insurance and reinsurance issued or assumed by an Insurer Subsidiary; provided, however, "Subject Contracts" shall not include (i) any insurance, reinsurance or other contracts issued or assumed by the Insurer Subsidiaries on and after the Effective Date (except coverage in place agreements to the extent related to binders, certificates, contracts, policies or other written evidences of insurance issued or renewed prior to the Effective Date); (ii) any amendments or other modifications to the intercompany reinsurance pooling agreements among the Insurer Subsidiaries on or after the Effective Date, which amendment or modification functions, directly or indirectly, in any manner, to materially and adversely affect Citigroup's obligations hereunder and (iii) any unaffiliated books of business acquired by the Insurer Subsidiaries by portfolio transfer, reinsurance, merger, consolidation or otherwise on or after the Effective Date.

            "Supplementary Report" shall have the meaning set forth in Section 5.4(c).

            "Tax Benefit Adjustment Amount" shall mean, with respect to any calendar quarter, a positive amount equal to the (i) the year to date Net Incurrals in excess of the Annual Retention Amount multiplied by (ii) the highest marginal rate of United States federal income tax applicable to Subchapter C corporations for the year which includes such quarter less (iii) any Tax Benefit Adjustment Amount determined in a prior calendar quarter in the same calendar year.

            "Third-Party Indemnification Agreements" shall mean indemnification agreements provided by Persons not a party to this Indemnification Agreement which, directly or indirectly, indemnify Travelers, its Affiliates or the Insurer Subsidiaries for Asbestos-Related Liabilities.

            "Third Quarter Carryforward" shall have the meaning set forth in
Section 2.1(b).

                                   ARTICLE II

                            CITIGROUP INDEMNIFICATION

            Section 2.1 Citigroup's Indemnification. (a) Subject to the limitations and other terms and conditions set forth in this Indemnification Agreement, Citigroup hereby agrees to indemnify Travelers for Net Incurrals in any individual calendar year in excess of the Annual Retention Amount for such year; provided, however, notwithstanding any other provision of this Indemnification Agreement to the contrary, the foregoing amounts shall be subject to reduction as set forth in subsection (b) of this Section 2.1 and to the Maximum Payment Amount set forth in subsection (c) of this Section 2.1.

                  (b) The aggregate indemnification amount to be paid by Citigroup to Travelers pursuant to Section 2.1(a) in any calendar year shall be reduced by the sum of the Tax Benefit Adjustment Amounts for each calendar quarter in such year. The indemnification amount to be paid by Citigroup to Travelers pursuant to Section 2.1(a) shall be calculated for the calendar quarters in any calendar year as follows:

      (1) First calendar quarter: the Net Incurrals for such calendar quarter less the Annual Retention Amount less the Tax Benefit Adjustment Amounts for such calendar quarter. If the result of the foregoing calculation is negative, (i) Citigroup shall have no indemnification obligations with respect to Net Incurrals for such calendar quarter and (ii) such amount shall be referred to as the "First Quarter Carryforward."

      (2) Second calendar quarter: the Net Incurrals for such calendar quarter less the absolute amount of the First Quarter Carryforward less the Tax Benefit Adjustment Amount for such calendar quarter. If the result of the foregoing calculation is negative, (i) Citigroup shall have no indemnification obligations with respect to Net Incurrals for such calendar quarter and (ii) such amount shall be referred to as the "Second Quarter Carryforward."

      (3) Third calendar quarter: the Net Incurrals for such calendar quarter less the absolute amount of the Second Quarter Carryforward less the Tax Benefit Adjustment Amount for such calendar quarter. If the result of the foregoing calculation is negative, (i) Citigroup shall have no indemnification obligations with respect to Net Incurrals for such calendar quarter and (ii) such amount shall be referred to as the "Third Quarter Carryforward."

      (4) Fourth calendar quarter: the Net Incurrals for such calendar quarter less the absolute amount of the Third Quarter Carryforward less the Tax Benefit Adjustment Amount for such calendar quarter. If the result of the foregoing calculation is negative, Citigroup shall have no indemnification obligations with respect to Net Incurrals for such calendar year.

If any of these quarterly calculations produce a positive amount, Citigroup shall remit said amount to Travelers in accordance with Article V.

                  (c) IN NO EVENT SHALL CITIGROUP'S AGGREGATE INDEMNIFICATION OBLIGATIONS UNDER THIS INDEMNIFICATION AGREEMENT EXCEED AN AMOUNT EQUAL TO EIGHT HUNDRED MILLION DOLLARS ($800,000,000) LESS THE CUMULATIVE TAX BENEFIT ADJUSTMENT AMOUNT APPLIED TO THE NET INCURRALS RELATING TO AN AGGREGATE OF EIGHT HUNDRED MILLION DOLLARS ($800,000,000) OF ASBESTOS-RELATED INCURRALS IN RESPECT OF WHICH TRAVELERS WOULD BE ENTITLED TO AN INDEMNIFICATION PAYMENT UNDER SECTION 2.1(a) (THE "MAXIMUM PAYMENT AMOUNT").

                                   ARTICLE III

                    ASBESTOS-RELATED INCURRALS; NET INCURRALS

            Section 3.1 Establishment of Asbestos-Related Incurrals. The Reserves established and recorded on the books and records (prepared in accordance with either statutory accounting practices or GAAP) of Travelers or any of its Insurer Subsidiaries or other Affiliates for Asbestos-Related Liabilities shall be consistent with the Reserving Methodologies and in accordance with (or as required to be modified by) Applicable Laws and regulations. Paid activity plus the change in Reserve balances for each calendar quarter for all Asbestos-Related Liabilities, commencing with the quarter beginning January 1, 2002, shall be known as the "Asbestos-Related Incurrals" for such quarter. In no event shall "Asbestos-Related Incurrals" include paid activity and Reserves in respect of liabilities or estimated liabilities under a Subject Contract issued or renewed on or after the Effective Date or Reserves excluded by Section 3.2. It is understood that nothing in this Section 3.1 is intended to exclude paid activity and Reserves in respect of liabilities or estimated liabilities under future coverage in place agreements to the extent related to binders, certificates, contracts, policies or other written evidences of insurance issued or renewed prior to the Effective Date). Travelers shall provide in writing the aggregate amount of Reserves existing on the books of Travelers, its Affiliates and the Insurer Subsidiaries as of December 31, 2001.

            Section 3.2 Exclusions from Asbestos-Related Incurrals. Asbestos-Related Incurrals shall not include Reserves for any Asbestos-Related Liabilities as determined in accordance with the Reserving Methodologies which arise under insurance, reinsurance or other contracts written by the Insurer Subsidiaries on or before the Effective Date but amended on or after the Effective Date, and only to the extent that the Asbestos-Related Liability would not have been covered under such insurance, reinsurance or other contracts prior to the effective date of such amendment based on the presence of an asbestos exclusion.

            Section 3.3 Calculation of Net Incurrals. "Net Incurrals" shall mean all Asbestos-Related Incurrals net of all:

                        (i) Reasonably anticipated salvage, subrogation and
            other recoverables (other than in respect of Ceded Reinsurance); and

                        (ii) Collectible Reinsurance.

                                   ARTICLE IV

                                     REPORTS

            Section 4.1 Quarterly Reports. Within 45 calendar days after the close of each calendar quarter, Travelers shall deliver to the office of the Chief Financial Officer of Citigroup a report (a "Quarterly Report") in form and substance satisfactory to both parties hereto summarizing the Asbestos Related Incurrals and Net Incurrals, if any, for the quarter as well as the calculations necessary to arrive at the quarterly amount due from Citigroup according to this Indemnification Agreement.

            Section 4.2 Additions to Quarterly Reports. In addition, Travelers shall provide such additional information and documentation as Citigroup may reasonably request; provided, however, in no event shall Travelers disclose documents or information privileged under the attorney client or work product privileges or a substantially similar privilege under Applicable Law.

            Section 4.3 Certification of Quarterly Reports. The Chief Financial Officer of Travelers and the Appointed Actuary shall each certify that (i) the Asbestos-Related Incurrals and the Net Incurrals specified in each Quarterly Report have been established and recorded on the books and records of Travelers, its Affiliates or the Insurer Subsidiaries in a manner consistent with the Reserving Methodologies and in accordance with (or as required to be modified by) Applicable Laws and regulations and (ii) the Quarterly Report has been prepared in all respects in accordance with the terms and conditions of this Indemnity Agreement.

            Section 4.4 Consultations Regarding Quarterly Reports. Prior to making any payments required to be made by Citigroup under this Indemnification Agreement, Travelers shall, at the request of Citigroup, make the Chief Financial Officer, General Counsel, Appointed Actuary or any other relevant employees of Travelers, its Affiliates and the relevant Insurer Subsidiaries reasonably available to Citigroup and its representatives for consultation with respect to each Quarterly Report; provided, however, in no event shall Travelers disclose documents or information privileged under the attorney client or work product privileges or a substantially similar privilege under Applicable Law.

            Section 4.5 Confidentiality of Reports. Except as otherwise required by law, by governmental or regulatory authorities, in response to court order, for dispute resolution purposes in accordance with Section 5.4 herein or upon the prior written consent of Travelers or as provided in the next sentence, all non-public information included in all Quarterly Reports provided pursuant to
Section 4.1 hereof, the certifications provided pursuant to Section 4.3 hereof and non-public information shared as part of the consultations contemplated by
Section 4.4 hereof (i) shall be kept confidential by Citigroup and Citigroup's directors, officers, employees, agents and representatives, (ii) shall not be disclosed to any other Person, and (iii) shall only be used for the purposes provided herein. Notwithstanding the foregoing, non-public information included in a Quarterly Report may be disclosed to outside auditors of Citigroup; provided, however, that, prior to disclosure to any such auditors, Citigroup shall obtain a written agreement in which the entity that will receive such information agrees that all such non-public information shall be kept confidential by such entity and its directors, officers, employees, agents and representatives and shall not be disclosed to any other person or entity (except as otherwise required by law, by governmental or regulatory authorities, in response to court order, for dispute resolution purposes in accordance with
Section 5.4 herein, or upon the prior written consent of Travelers).

                                   ARTICLE V

                                   REMITTANCES

            Section 5.1 Payments. On or before the 60th calendar day after Citigroup's receipt of the Quarterly Report or a Supplementary Report, the current balance, if any, shown to be due by Citigroup will be due and payable by Citigroup. The current balance of Reimbursable Net Incurrals, if any, shown to be due from Travelers to Citigroup shall be due and payable 60 calendar days after the date of the Quarterly Report or a Supplementary Report showing such a balance to be due.

            Section 5.2 Interest Payments. If and to the extent that Citigroup or Travelers, as the case may be, does not make any payment when due hereunder, the non-paying party shall pay to the other party interest on any such unpaid amount, from the date on which such amount is due until such amount is paid in full, at a rate equal to the Overdue Rate, in addition to all other remedies, at law or in equity, available to Travelers or Citigroup, as the case may be, by reason of such non-payment.

            Section 5.3 Reimbursable Net Incurrals. Any portion of Net Incurrals previously paid to Travelers pursuant to this Indemnification Agreement shall be returned to Citigroup in the manner set forth in this Article V if the payment was inappropriately made due to an error in the calculation or application of the Reserving Methodologies or the preparation of the Quarterly Report. Portions of Net Incurrals so reimbursed to Citigroup shall be known as "Reimbursable Net Incurrals".

            Section 5.4 Disputes. (a) If within 60 days of its receipt of a Quarterly Report or Supplementary Report Citigroup notifies Travelers in writing (a "Dispute Notice") that it disputes the amount of Net Incurrals shown on such Quarterly Report or Supplementary Report, the parties will, to the extent practicable, confer in good faith to resolve such dispute. Notwithstanding the issuance of a Dispute Notice by Citigroup, all payments are due as provided in
Section 5.1. The Dispute Notice shall identify the Asbestos-Related Liabilities so disputed (the "Disputed Asbestos-Related Liabilities"), including, but not limited to, whether the Disputed Asbestos-Related Liabilities are based upon reserves for IBNR claims or reserves for reported claims. If Citigroup has delivered a Dispute Notice, and Travelers and Citigroup are unable to resolve the disagreement within fifteen (15) calendar days after delivery of the Dispute Notice, then the disagreement shall be resolved by arbitration in accordance with Article IX hereof. Citigroup shall submit the Dispute Notice, if any, within 60 days of its receipt of the Quarterly Report or Supplementary Report which gives rise to the dispute; provided, however, the failure by Citigroup to provide a Dispute Notice in a timely manner shall not preclude Citigroup's rights under this Section 5.4 to dispute any amount shown on any Quarterly Notice or Supplementary Report at any time prior to termination of this

Indemnification Agreement pursuant to Article VII. Dispute Notices relating to errors in the calculation or application of the Reserving Methodologies which may give rise to Reimbursable Net Incurrals shall be submitted within 60 days of Citigroup's receipt of the Quarterly Report or Supplementary Report showing such error. Citigroup understands and acknowledges that in the event of any dispute or arbitration hereunder, Citigroup will not be given access to or require any documents belonging to Travelers, its Affiliates or the Insurer Subsidiaries which are subject to the attorney client or work product privileges or a substantially similar privilege under Applicable Law.

                  (b) In the event there are Disputed Asbestos-Related Liabilities, the arbitral tribunal established pursuant to the provisions of
Article IX hereof shall determine whether Travelers calculated the amount of Net Incurrals shown on such Quarterly Report or Supplementary Report in accordance with this Indemnification Agreement. If the arbitral tribunal agrees, in whole or in part, with an objection of Citigroup under this Section 5.4, the amounts determined by the arbitral tribunal to have not been calculated by Travelers in accordance with this Indemnification Agreement shall be refunded by Travelers together with interest on such previously paid amounts from the date on which they were previously paid in full by Citigroup until they are repaid in full to Citigroup at a rate equal to the Overdue Rate. If the arbitral tribunal disagrees, in whole or in part, with an objection of Citigroup under this
Section 5.4, Travelers shall retain the amounts previously paid to the extent determined by the arbitral tribunal to have been calculated by Travelers in accordance with this Indemnification Agreement and, if Citigroup shall be required to pay any additional amounts determined by the arbitral tribunal to have been calculated by Travelers in accordance with this

Indemnification Agreement, Citigroup shall pay such amounts, together with interest on such amounts from the date on which such amounts were due hereunder (being fifteen (15) calendar days after delivery of the Quarterly Report(s) or Supplementary Reports containing the disputed amounts) until such amounts are paid to Travelers in full at a rate equal to the Overdue Rate.

                  (c) Upon a change in facts or circumstances with respect to the Net Incurrals that were the subject of a Quarterly Report, Dispute Notice, and prior Arbitration pursuant to Article IX hereof, Travelers may issue a supplementary report citing the additional and/or changed facts and circumstances that support said Net Incurrals ("Supplementary Report"). If Citigroup disputes the Supplementary Report, the dispute provisions of Sections 5.4(a) and (b), above, and Article IX shall then apply to the Supplementary Report.

                                   ARTICLE VI

                              ENFORCEMENT OF RIGHTS

            Section 6.1 Enforcement of Rights. Travelers shall cause each of the Affiliates and Insurer Subsidiaries to enforce, consistent with its ordinary course of business practices, its rights to collect (i) any and all Ceded Reinsurance in respect of any of the Asbestos-Related Liabilities; (ii) any and all salvage, subrogation and other recoveries in respect of any of the Asbestos-Related Liabilities; (iii) any and all profit-sharing, experience rating, retro-sharing or other similar premium adjustments recoverable in respect of any of the Asbestos-Related Liabilities; and (iv) any payments due to Travelers, its Affiliates and/or the Insurer Subsidiaries under the Third Party Indemnification Agreements, hold harmless or similar agreements in respect of the Asbestos-Related Liabilities. Citigroup acknowledges that all final determinations with respect to the exercise of such rights shall be made by Travelers, its Affiliates and/or the Insurer Subsidiaries, as applicable, in its sole discretion.

                                  ARTICLE VII

                          COMMENCEMENT AND TERMINATION

            Section 7.1 Commencement and Termination. (a) This Indemnification Agreement will take effect on the Effective Date.

                  (b) This Indemnification Agreement will remain in full force and effect for a period ending on the earliest of (i) the natural expiry of all of Travelers', its Affiliates' and the Insurer Subsidiaries' liabilities with respect to Asbestos-Related Liabilities; (ii) two years after such date as of which Citigroup has made aggregate payments under this Indemnification Agreement equal to the Maximum Payment Amount, provided that the parties agree there are no amounts in respect of Reimbursable Net Incurrals that are likely to become due; and (iii) such other date as may be mutually agreed by Citigroup and Travelers.

                  (c) In the event of the termination of this Indemnification Agreement pursuant to the preceding paragraph, this Indemnification Agreement shall have no further effect, and there shall be no liability hereunder on the part of any party hereto, except that no termination of this Indemnification Agreement in accordance with the preceding paragraph shall affect the parties' obligations to resolve, pursuant to Section 5.4, any dispute commenced pursuant to a Dispute Notice under Section 5.4 delivered prior to the termination of this Indemnification Agreement, or any arbitration procedure pursuant to Article IX commenced prior to the termination of this Indemnification Agreement. Additionally, no termination of this Indemnification Agreement in accordance with the preceding paragraph shall affect the parties' obligations pursuant to the confidentiality provisions of Section 8.1.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

            Section 8.1 Confidentiality. (a) All non-public information, documents and records made available to one party by the other under this Indemnification Agreement (the "Confidential Material") shall be solely for the purpose of allowing each party hereto to assert its rights and perform its obligations under this Indemnification Agreement and not for the purpose of instituting, changing or otherwise affecting its own business or competitive practices that are unrelated thereto. Under no circumstances shall such disclosure be deemed a waiver of any rights or privileges in any such Confidential Material to which a party may be entitled including, without limitation, the attorney client privilege and work product protection or a substantially similar privilege under Applicable Law. The Confidential Material shall not include (with respect to either party) information, documents and records of such party or any portion thereof which was or becomes generally available to the other party on a non-confidential basis; provided, that the source of such information, documents or records was not bound by a confidentiality agreement or other obligation of confidentiality.

                  (b) Each party hereto agrees that it will maintain the Confidential Material received from the other party in confidence; provided, that each party may disclose the Confidential Material or portions thereof to its directors, officers, representatives and employees and the directors, officers and employees of its Affiliates.

                  (c) If either party or any individual or entity obtaining Confidential Material in accordance with this Indemnification Agreement (collectively,

"recipient") is legally requested or required under an order or subpoena issued by a court, administrative agency or arbitration panel to disclose any Confidential Material, the recipient shall provide the other party hereto with prompt written notice of the request, requirement, subpoena or order to permit such party (if it so elects) to seek an appropriate protective order preventing or limiting disclosure. If such other party seeks such an order or takes other steps to avoid or limit disclosure, the recipient shall cooperate with such other party at such other party's expense. If, in the absence of such protective order, the recipient is compelled to disclose Confidential Material, the recipient may disclose such Confidential Material without liability hereunder.

                  (d) Each party hereto agrees that money damages would not be sufficient remedy for any breach of these confidentiality provisions by the other party, its Affiliates or their respective directors, officers, representatives and employees, and that in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

                                   ARTICLE IX

                                   ARBITRATION

            Section 9.1 Arbitration. (a) Any dispute, controversy or claim between Citigroup and Travelers arising out of or relating to this Indemnification Agreement, or the breach, termination or validity thereof ("Dispute"), shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, as may be modified by the arbitral tribunal (the "Rules"). The arbitration shall be held at a mutually agreeable time and place.

                  (b) There shall be three disinterested arbitrators, of whom Citigroup shall appoint one and Travelers shall appoint one within 30 days of receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall be retired or active executives within the insurance or reinsurance industry or Fellows of the Casualty Actuarial Society and they shall select the neutral chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. The neutral chair of the tribunal selected in accordance with the previous sentence shall be a practicing attorney with no less than ten years of experience and an experienced arbitrator, if possible with experience relating to insurance and reinsurance disputes, or a retired judge. If either party fails or refuses to appoint its arbitrator within the time limit provided herein, the other party may appoint an arbitrator for such party. If the two arbitrators fail to select the neutral chair of the arbitral tribunal as provided herein, the neutral chair shall be selected in accordance with the ARIAS-U.S. Umpire Appointment Procedures (Umpire List option).

                  (c) In the absence of agreement by the parties as to pre-hearing discovery, the arbitral tribunal shall order such discovery as it determines to be consistent with the needs of the parties taking in to account the expedited nature of arbitration. The hearing shall be held, if possible, no later than one-hundred fifty (150) days after the appointment of the arbitral tribunal. The arbitral tribunal shall be required to follow the law of the State of New York, except that it shall apply the statutory reserving requirements of the domiciliary states of the Insurer Subsidiaries.

                  (d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C.
Section 1 et seq. The arbitral tribunal is not empowered to render declaratory awards, or to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Each party shall pay the fees and expenses of its own arbitrator and shall equally share the fees and expenses of the neutral chair, and the parties shall otherwise bear their own fees and expenses in the arbitration. The award, which shall be a reasoned award stating the findings of fact and conclusions of law on which it is based, shall be final and binding upon the parties only as to the facts and circumstances presented by the Quarterly Report or Supplementary Report at issue and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

                                   ARTICLE X

               THIRD PARTY BENEFICIARIES; ASSIGNMENTS AND SURVIVAL

            Section 10.1 Third Party Beneficiaries. This Indemnification Agreement is an agreement solely among Citigroup and Travelers, and the specific performance of the obligations of each party under this Indemnification Agreement shall be rendered solely to the other party. Nothing in this Indemnification Agreement, express or implied, is intended to or shall confer upon any Person, including but not limited to, the Insurer Subsidiaries, other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Indemnification Agreement.

            Section 10.2 Assignments and Delegations. This Indemnification Agreement may not be assigned or delegated, in whole or in part, by either party without the prior written consent of the other party. Subject to the foregoing, this Indemnification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            Section 10.3 Survival. Notwithstanding anything herein to the contrary, the provisions of this Indemnification Agreement shall survive any direct or indirect sale or exchange of capital stock, merger, consolidation, sale or transfer of assets, business combination or other change in control of, or change in the form of business conducted by, Travelers or Citigroup.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Governing Law. This Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to such jurisdiction's principles of conflicts of laws that would compel the application of the laws of another jurisdiction.

            Section 11.2 Notices. Any notice or other communication hereunder shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

            If to Travelers:

            Travelers Property Casualty Corp.
            One Tower Square
            Hartford, Connecticut 06183
            Attention:  Chief Financial Officer
            Telephone:  (860) 277-0111
            Facsimile:  (860) 277-8123

            With a copy to:

            Travelers Property Casualty Corp.
            One Tower Square
            Hartford, Connecticut 06183
            Attention:  General Counsel
            Telephone:  (860) 277-6127
            Facsimile:  (860) 277-8123

            If to Citigroup:

            Citigroup Inc.
            399 Park Avenue
            New York, New York 10022
            Attention:  Chief Financial Officer
            Telephone:  (212) 793-8880
            Facsimile:  (212) 793-5368

            With a copy to:

            Citigroup Inc.
            399 Park Avenue
            New York, New York 10022
            Attention:  General Counsel
            Telephone:  (212) 793-7855
            Facsimile:  (212) 793-3430

Or to such other place as Citigroup or Travelers may designate as to Citigroup or Travelers, respectively, by written notice to the other.

            Section 11.3 Entire Agreement; Amendments. This Indemnification Agreement, including any schedules or exhibits annexed hereto, constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Subject to Applicable Law, this Indemnification Agreement may be amended, modified or supplemented only by written agreement executed by the parties hereto.

            Section 11.4 Counterparts. This Indemnification Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

            Section 11.5 Currency. Whenever the word "dollars" or the sign $ appear in this Indemnification Agreement, they shall be construed to mean United States Dollars.

            Section 11.6 Headings. The headings of the Articles and the sections herein are inserted for convenience of reference only, and are not intended to be a party of or to affect the meaning or interpretation of this Indemnification Agreement.

            Section 11.7 No Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.

            IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be executed on their behalf by their respective officers thereunto duly authorized as of the date first written above.


                                         CITIGROUP INC.


                                         By:   /s/ William P. Hannon
                                            ------------------------------------
                                            Name:  William P. Hannon
                                            Title: Controller


                                         TRAVELERS PROPERTY CASUALTY CORP.


                                         By:   /s/ Jay S. Benet
                                            ------------------------------------
                                            Name:  Jay S. Benet
                                            Title: Chief Financial Officer